Exhibit 5.1

Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York  10005
Telephone (516) 833-5034
Facsimile (516) 977-1209

March 3, 2008

Bradley C. Holt, Chief Executive Officer
NP Capital Corp
818 A1A North, Suite 201
Ponte Vedra Beach, Florida 32082

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to NP Capital Corp, a Delaware corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission (the “Commission”) on Form S-1 of 3,270,198 shares of the Company’s common stock, par value $0.001 (the “Shares”), 1,640,256 of which have been issued to certain selling stockholders and 1,629,942 shares of which may be issued to certain selling stockholders upon the exercise of certain warrants. In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or proposed issuance) of the Shares, the Company’s Certificate of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares now issued are legally issued, fully paid and non-assessable and the Shares that may be issued upon the exercise of the warrants will be legally issued, fully paid, and non-assessable under Delaware law, including the statutory provisions, all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting those laws.

We hereby consent to the use of this opinion in the registration statement filed with the Commission in connection with the registration of the Shares and to reference to our firm under the heading “Legal Matters” in the registration statement and the prospectus included therein.

/s/ Law Offices of Stephen M. Fleming PLLC